SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.        )

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ILLUMINA, INC.
__________________________________________________
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PROXY STATEMENT For the Annual Meeting of Stockholders to be Held on May 24, 2001
MATTERS TO BE CONSIDERED AT ANNUAL MEETING PROPOSAL ONE: ELECTION OF DIRECTORS
PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITORS
OTHER MATTERS
OWNERSHIP OF SECURITIES
EXECUTIVE COMPENSATION AND OTHER INFORMATION
CERTAIN TRANSACTIONS
Appendix A

Notice of Annual Meeting of Stockholders

to be Held May 24, 2001

TO THE STOCKHOLDERS OF ILLUMINA, INC.:

      NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Illumina, Inc., a Delaware corporation, will be held on Thursday, May 24, 2001 at 10:00 a.m. Pacific Daylight Savings Time at 9390 Towne Centre Drive, Suite 200, San Diego, California 92121, for the following purposes, as more fully described in the proxy statement accompanying this notice:

      1.  To elect two directors to serve for a three-year term ending in the year 2004 or until their respective successors are duly elected and qualified;

      2.  To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2001; and

      3.  To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

      Only stockholders of record at the close of business on March 30, 2001, are entitled to notice of and to vote at the annual meeting. Our stock transfer books will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at our executive offices.

      All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the annual meeting. If you attend the annual meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the annual meeting will be counted.

Sincerely,

Jay T. Flatley
President and Chief Executive Officer

San Diego, California

April 24, 2001

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

ILLUMINA, INC.

PROXY STATEMENT
For the Annual Meeting of Stockholders
to be Held on May 24, 2001

General

      The enclosed proxy is solicited on behalf of the board of directors of Illumina, Inc., a Delaware corporation, for use at its annual meeting of stockholders to be held on Thursday, May 24, 2001. The annual meeting will be held at 10 a.m. Pacific Daylight Saving Time at 9390 Towne Centre Drive, Suite 200, San Diego, California 92121. These proxy solicitation materials were mailed on or about April 24, 2001, to all stockholders entitled to vote at the annual meeting.

Voting

      The specific proposals to be considered and acted upon at the annual meeting are summarized in the accompanying notice and are described in more detail in this proxy statement. On March 30, 2001, the record date for determination of stockholders entitled to notice of and to vote at the annual meeting, 32,093,034 shares of our common stock, par value $0.01, were issued and outstanding. No shares of our preferred stock are outstanding. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on March 30, 2001. Stockholders may not cumulate votes in the election of directors.

      All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted toward the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

Proxies

      If the enclosed form of proxy is properly signed, dated and returned, the shares represented will be voted at the annual meeting in accordance with the instructions specified on the proxy.

      If the proxy does not specify how the shares are to be voted:

•	the proxy will be voted FOR the election of the directors nominated by the board of directors (unless the authority to vote for the election of nominee directors is withheld), and

•	the proxy will be voted FOR the approval of Proposal 2 described in the notice and proxy statement (unless contrary instructions are given).

      You may revoke or change your proxy at any time before the annual meeting by filing with the Secretary of the Company at our principal executive offices at 9390 Towne Centre Drive, Suite 200, San Diego, California 92121, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by attending the annual meeting and voting in person.

      We do not know of other matters to be presented for consideration at the annual meeting. However, if any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

Solicitation

      We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to our stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. We have retained EquiServe and Corporate Investor Communications, Inc to aid in the solicitation of proxies, including soliciting proxies from brokerage firms, banks, nominees, custodians and fiduciaries. The fees for these services will total approximately $2,000 plus out-of-pocket costs and expenses.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE:  ELECTION OF DIRECTORS

General

      Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. The board currently consists of seven persons, with two classes consisting of two directors each and the third class consisting of three directors. The class whose term of office expires at the annual meeting currently consists of two directors. The directors elected to this class will serve for a term of three years, expiring at the 2004 annual meeting of stockholders or until their respective successors have been duly elected and qualified. Of the nominees listed below, Dr. David R. Walt is currently serving on the board. In the event the nominees are unable or decline to serve as directors at the time of the annual meeting, the proxies will be voted for any nominees who may be designated by the present board of directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

Recommendation of the board of directors

      The board of directors recommends that the stockholders vote FOR the election of the nominees listed below.

Nominees for Term Ending Upon the 2004 Annual Meeting of Stockholders

      R. Scott Greer, 42, has served as Chairman of the Board of Abgenix, Inc. since May 2000, and as its Chief Executive Officer and director since June 1996. From June 1996 until December 2000, he served as its President. He also serves as a director of CV Therapeutics, Inc. From July 1994 to July 1996, Mr. Greer was Senior Vice President of Corporate Development at Cell Genesys, Inc. From April 1991 to July 1994, Mr. Greer was Vice President of Corporate Development and from April 1991 to September 1993 Mr. Greer was Chief Financial Officer of Cell Genesys. From 1986 to 1991, Mr. Greer held various positions at Genetics Institute, Inc., a biotechnology company, including Director, Corporate Development. Mr. Greer received a B.A. in Economics from Whitman College and an M.B.A. from Harvard University and is a certified public accountant.

      David R. Walt, Ph.D., 48, one of our founders, has been a director and Chairman of our Scientific Advisory Board since June 1998. Dr. Walt has been the Robinson Professor of Chemistry at Tufts University since September 1995. Dr. Walt has published over 100 papers and holds over 20 patents. Dr. Walt holds a B.S. in Chemistry from the University of Michigan and received his Ph.D. in Organic Chemistry and Pharmacology from the State University of New York at Stony Brook.

Continuing Directors for Term Ending Upon the 2002 Annual Meeting of Stockholders

      Robert T. Nelsen, 37, has been a director since June 1998. Since July 1994, Mr. Nelsen has served as a senior principal of venture capital funds associated with ARCH Venture Partners, a venture capital firm, including ARCH Venture Fund III, L.P., a stockholder of the Company. From April 1987 to July 1994,

Mr. Nelsen was Senior Manager at ARCH Development Corporation, a company affiliated with the University of Chicago, where he was responsible for new company formation. Mr. Nelsen is a director of Caliper Technologies Corp., Genomica and Adolor. Mr. Nelsen holds a B.S. in Biology and Economics from the University of Puget Sound and an M.B.A. from the University of Chicago.

      John R. Stuelpnagel, D.V.M., 43, one of our founders, is our Vice President of Business Development and a director since April 1998. From April 1998 to October 1999, he served as our acting President and Chief Executive Officer and was acting Chief Financial Officer through April 2000. While founding Illumina, Dr. Stuelpnagel was an associate with CW Group, a venture capital firm, from June 1997 to September 1998 and with Catalyst Partners, a venture capital firm, from August 1996 to June 1997. Dr. Stuelpnagel received his B.S. in Biochemistry and his Doctorate in Veterinary Medicine from the University of California, Davis and his M.B.A. from the University of California, Los Angeles.

Continuing Directors for Term Ending Upon the 2003 Annual Meeting of Stockholders

      Jay T. Flatley, 48, has served as our President, Chief Executive Officer and a director since October 1999. Prior to joining Illumina, Mr. Flatley was co-founder, President, Chief Executive Officer and a director of Molecular Dynamics, a life sciences company, from May 1994 to September 1999. He served in various other positions with that company from 1987 to 1994. From 1985 to 1987, Mr. Flatley was Vice President of Engineering and Vice President of Strategic Planning at Plexus Computers, a UNIX computer company. Mr. Flatley holds a B.A. in Economics from Claremont McKenna College and a B.S. and M.S. in Industrial Engineering from Stanford University.

      George Poste, D.V.M., Ph.D., 56, has been a director since February 2000. Dr. Poste was Chief Science and Technology Officer at SmithKline Beecham, a biopharmaceutical company, from October 1981 to December 1999. Dr. Poste is a director of Orchid BioScience and Maxygen. Dr. Poste is also a Research Professor at the University of Pennsylvania and holds the William Pitt Fellowship at Pembroke College, Cambridge University and a Distinguished Fellow at the Hoover Institution, Stanford University. He was awarded a D.Sc. for meritorious research contributions by the University of Bristol in 1987. Dr. Poste received his Doctorate in Veterinary Medicine and his Ph.D. in Virology from the University of Bristol.

      William H. Rastetter, Ph.D., 52, has been a director since November 1998. Since December 1986, Dr. Rastetter has served as President and Chief Executive Officer of IDEC Pharmaceuticals Corporation, a biopharmaceutical company. Additionally, he has served as Chairman of the board of directors of IDEC Pharmaceuticals since May 1996. From 1982 to 1986, Dr. Rastetter served in various positions at Genentech and previously he was a professor at the Massachusetts Institute of Technology. Dr. Rastetter holds a S.B. in Chemistry from the Massachusetts Institute of Technology and received his M.A. and Ph.D. in Chemistry from Harvard University.

Board Committees and Meetings

      The board of directors held 6 meetings during the fiscal year ended December 31, 2000. The board of directors has an audit committee and a compensation committee. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the board of directors and (ii) the total number of meetings held by all committees of the board on which such director served during the 2000 fiscal year.

      The audit committee currently consists of three directors, Mr. Hartman, Mr. Nelsen and Dr. Rastetter, each of whom is independent as defined under Rule 4200 of the National Association of Securities Dealers’ listing standards. The audit committee is primarily responsible for approving the services performed by our independent auditors and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The audit committee was formed during 2000 and held its first meeting in January 2001. The audit committee is governed by a written charter approved by the board of directors. A copy of this charter is included as Appendix A to this proxy statement.

      The compensation committee currently consists of Mr. Nelsen and Dr. Rastetter. The compensation committee is primarily responsible for reviewing and approving our general compensation policies and setting compensation levels for our executive officers. The compensation committee also has the authority to administer our 1998 incentive stock plan, 2000 employee stock purchase plan and our 2000 stock plan.

Director Compensation

      We reimburse our non-employee directors for their expenses incurred in connection with attending board and committee meetings but do not compensate them for their services as board or committee members. In addition, several directors have purchased shares of our common stock pursuant to restricted stock purchase agreements, subject to a repurchase right in our favor.

      Under our 2000 stock plan, as amended, directors who are not our officers or employees receive:

•	one-time option grants of 20,000 shares vesting annually over four years upon joining the board, which are to be granted on the date of the first board meeting attended, at the fair market value of one share of our common stock on the date of grant; and

•	annual option grants of 10,000 shares vesting annually over four years, which are to be granted on the date of each annual stockholder meeting at the fair market value of one share of our common stock on the date of grant.

      On or after our annual meeting, our existing non-employee board members, Mr. Nelsen, Dr. Poste, Dr. Rastetter and Dr. Walt will receive option grants of 10,000 shares of our common stock. Assuming he is approved by the stockholders at the annual meeting, Mr. Greer will receive a one-time option grant of 20,000 shares of our common stock. The exercise price per share in effect under each such option will be the fair market value per share of common stock on the grant date.

      The following table sets forth the shares of our common stock purchased by our directors during fiscal year 2000 prior to the completion of our initial public offering. The purchase price for these shares was the fair market value of these shares on the date of purchase. These shares are subject to repurchase rights in our favor that lapse over specified periods in connection with the provision of services to us by these individuals. The repurchase right entitles us to repurchase unvested shares at their original purchase price upon cessation of the provision of services.

	Date of		Purchase Price	Aggregate
	Purchase	Shares(#)	Per Share	Consideration($)

George Poste, D.V.M., Ph.D.	February 2000	100,000	$0.40	40,000

William H. Rastetter, Ph.D.	March 2000	25,000	$0.40	10,000

John R. Stuelpnagel, D.V.M.	March 2000	75,000	$0.40	30,000

PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITORS

      The board of directors, upon recommendation of the audit committee, has appointed the firm of Ernst & Young LLP, our independent public auditors during 2000, to serve in the same capacity for the year ending December 31, 2001, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the annual meeting is required to ratify the appointment of Ernst & Young LLP.

      In the event the stockholders fail to ratify the appointment, the board of directors will reconsider its selection. Even if the selection is ratified, the board of directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the board of directors believes that such a change would be in the best interests of Illumina and its stockholders.

      A representative of Ernst & Young LLP is expected to be present at the annual meeting. This representative will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Audit Fees

      The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of our annual financial statements for fiscal year 2000 and the reviews of the financial statements included in our Forms 10-Q for the quarters ended June 30 and September 30, 2000 were $50,000. In addition, the company was billed $233,625 for additional audit fees associated with our initial public offering completed in July 2000.

Financial Information Systems Design and Implementation Fees

      Ernst & Young LLP did not perform any services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X for fiscal year 2000.

All Other Fees

      The aggregate fees billed by Ernst & Young LLP for professional services other than as stated under the captions Audit Fees and Financial Information Systems Design and Implementation Fees above were $2,450. The audit committee considers the provision of these services to be compatible with maintaining the independence of Ernst & Young LLP.

Recommendation of the board of directors

      The board of directors recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as our independent auditors for the fiscal year ending December 31, 2001.

OTHER MATTERS

      We know of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

OWNERSHIP OF SECURITIES

      The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of March 30, 2001 for:

•	each stockholder known by us to own beneficially more than 5% of our common stock;

•	each of the named executive officers listed in the summary compensation table included in this proxy statement;

•	each of our directors; and

•	all of our directors and executive officers as a group.

      Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to stock options and warrants currently exercisable or exercisable within 60 days are deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Some of the shares of common stock held by our directors, officers and consultants are subject to repurchase rights in our favor. For a discussion of these repurchase rights, see footnotes below.

	Number of	Percent of
	Shares	Shares
	Beneficially	Beneficially
Name and Address	Owned	Owned(1)

Directors and Executive Officers

Jay T. Flatley(2)	993,516	3.1

David L. Barker, Ph.D.(3)	251,102	*

Mark S. Chee, Ph.D.(4)	920,250	2.9

Timothy M. Kish(5)	381,240	1.2

John R. Stuelpnagel, D.V.M.(6)	717,573	2.2

R. Scott Greer	4,000	*
6701 Kaiser Drive Fremont, CA 94555

Charles M. Hartman(7)	4,789,151	14.9
1041 Third Avenue New York, NY 10021

Robert T. Nelsen(8)	3,619,974	11.3
8725 West Higgins Road, Suite 290 Chicago, IL 60631

George Poste, D.V.M., Ph.D.(9)	100,000	*
P.O. Box 647 Gilbertsville, PA 19525

William H. Rastetter, Ph.D.(10)	75,512	*
1101 Torreyana Road San Diego, CA 92121

David R. Walt, Ph.D.(11)	1,424,338	4.4
62 Talbot Avenue Medford, MA 02155

All directors and named executive officers as a group (15 persons)	13,653,192	42.5

5% Stockholders

Entities affiliated with CW Group(6)	4,789,151	14.9
1041 Third Avenue New York, NY 10021

ARCH Venture Partners, LLC.(7)	3,619,974	11.3
8725 West Higgins Road, Suite 290 Chicago, IL 60631

Entities affiliated with Venrock Associates(12)	2,898,568	9.0
30 Rockefeller Plaza, Room 5508 New York, NY 10112

TGI Fund II, L.C.(13)	1,650,555	5.1
1100 Boulder Parkway Richmond, VA 23225

Lombard Odier(14)	1,615,640	5.0
11 Rue de la Corraterie 1204 Geneva, Switzerland

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Percentage ownership is based on the 32,093,034 shares of common stock outstanding on March 30, 2001.

(2)	Includes 12,000 shares owned by Mr. Flatley’s children. As of March 30, 2001, the Company has the right to repurchase 654,166 of Mr. Flatley’s shares.

(3)	As of March 30, 2001, the Company has the right to repurchase 200,000 of Dr. Barker’s shares.

(4)	As of March 30, 2001, the Company has the right to repurchase 322,084 of Dr. Chee’s shares.

(5)	Includes 5,000 shares owned by Mr. Kish’s children. As of March 30, 2001, the Company has the right to repurchase 375,000 of Mr. Kish’s shares.

(6)	As of March 30, 2001, the Company has the right to repurchase 276,044 of Dr. Stuelpnagel’s shares.

(7)	Consists of 4,520,401 shares owned by CW Ventures III, L.P., 150,000 shares owned by CW Ventures III — A Co-Investment Fund, L.P., 50,000 shares by Chase/CW Ventures III, L.P., and 68,750 shares owned by Mr. Hartman. Mr. Hartman, is a director of Illumina and a general partner of CW Group, and disclaims beneficial ownership of the shares owned by affiliates of CW Group, except shares attributable to his partnership interests.

(8)	Consists of 3,615,299 shares owned by ARCH Venture Fund III, L.P. and 4,675 shares owned by Mr. Nelsen. Mr. Nelsen, a director of Illumina, is a managing director of the general partner of ARCH Venture Fund III, L.P. and disclaims beneficial ownership of the shares owned by that fund, except shares attributable to his partnership interests

(9)	As of March 30, 2001, the Company has the right to repurchase 72,917 of Dr. Poste’s shares.

(10)	As of March 30, 2001, the Company has the right to repurchase 46,250 of Dr. Rastetter’s shares.

(11)	Includes 303,980 shares owned by Dr. Walt’s wife, 60,000 shares owned by OSCI, Inc. and 20,000 shares owned by Dr. Walt’s children. Dr. Walt is a principal in OSCI, Inc. As of March 31, 2001 the Company has the right to repurchase 266,667 of Dr. Walt’s shares. Dr Walt disclaims beneficial ownership of the shares held by OSCI, Inc and his children.

(12)	Consists of 1,231,633 shares held by Venrock Associates, 1,657,185 shares held by Venrock Associates II, L.P., 2 shares held by Venrock Entrepreneurs Fund and 9,748 shares by Venrock Management, L.L.C.

(13)	Consists of 1,748,621 shares held by TGI Fund II, LC, Tredegar Investments is the sole manager of TGI Fund II, LC and Tredegar Corporation is the sole stockholder of Tredegar Investments.

(14)	Consists of 1,558,000 shares held for the benefit of the Lombard Odier Immunology Fund which is managed by Lomard Odier Fund Managers S.A. and 57,640 shares held for the benefit of private or institutional clients of Lombard Odier & Cie.

      Except as otherwise noted above, the address of each person listed on the table is 9390 Towne Centre Drive, San Diego, California 92121.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

      The following table provides summary information concerning the compensation earned by our chief executive officer and each of our four other most highly compensated executive officers whose salary and bonus for the 2000 fiscal year was in excess of $100,000, for services rendered in all capacities, referred to as our named executive officers.

Summary 2000 Compensation Table

						Long Term
						Compensation

		Annual Compensation ($)				Restricted
						Stock
Name and Principal Positions	Year	Salary	Bonus	Other		Awards(#)(5)

Jay T. Flatley	2000	$269,716	$82,500	$56,250	(2)	—	(6)
President and Chief Executive Officer(1)	1999	55,859	—	11,719	(2)	—

David L. Barker	2000	155,385	—	20,000	(2)	—	(7)
Vice President and Chief Scientific Officer(3)

Mark S. Chee	2000	171,002	—	—			(8)
Vice President of Genomics	1999	145,000	7,000	—		—
	1998	77,000	—	—		—

Timothy M. Kish	2000	146,250	—	50,000	(2)	—	(9)
Vice President of Finance and Chief Financial Officer(4)

John R. Stuelpnagel	2000	174,367	—	—		—	(10)
Vice President of Business Development	1999	141,500	12,000	—		—
	1998	41,667	—	—		—

(1)	Mr. Flatley joined Illumina in October 1999. Mr. Flatley’s annualized salary for fiscal year 1999 was $275,000.

(2)	This amount represents an allowance for relocation and housing.

(3)	Dr. Barker joined Illumina in March 2000. Dr. Barker’s annualized salary for fiscal year 2000 was $200,000.

(4)	Mr. Kish joined Illumina in May 2000. Mr. Kish’s annualized salary for fiscal year 2000 was $225,000.

(5)	We have not granted any stock options to our named executive officers. However, each named officer has purchased shares of our common stock subject to a repurchase right in our favor. All such purchases were made at the then deemed fair market value of the common stock. The repurchase right entitles us to repurchase shares at their original purchase price on termination of such executive officer’s services with us, except to the extent such rights have lapsed. Our repurchase rights lapse over time on employment anniversary dates and upon achievement of certain business milestones. Additionally, the lapse of our repurchase right accelerates in connection with an acquisition of Illumina. Please see “Employment Contracts, Termination of Employment and Change of Control Arrangements” below for additional information regarding the terms of these acceleration provisions. Dividends will be payable on these shares if and to the extent paid on our shares generally.

(6)	As of December 31, 2000, Mr. Flatley held 691,666 unvested shares of common stock and the market price of those shares, less consideration paid by Mr. Flatley for such shares, was $11,047,981 as of such date. Our repurchase rights with respect to Mr. Flatley’s shares expire as follows: 575,000 of these shares vest ratably over a four-year period ending in October 2004 and 116,666 of these shares vest ratably over a 12-month period, beginning October 2006, unless vested earlier upon the achievement of certain business milestones involving the company’s financial performance and business development activities.

(7)	As of December 31, 2000, Dr. Barker held 250,000 unvested shares of common stock and the market price of those shares, less consideration paid by Dr. Barker for such shares, was $3,915,750 as of such date. All of these shares vest ratably over a five-year period ending in March 2005.

(8)	As of December 31, 2000, Dr. Chee held 345,834 unvested shares of common stock and the market price of those shares, less consideration paid by Dr. Chee for such shares, was $5,514,756 as of such date. Our repurchase rights with respect to Dr. Chee’s shares expire as follows: an aggregate of 245,834 of these shares vest ratably over two three-year periods ending in June and October 2003 and an aggregate of 100,000 of these shares vest ratably over two 12-month periods, beginning in October 2006 and March 2007, unless vested earlier upon the achievement of certain technology development milestones.

(9)	As of December 31, 2000, Mr. Kish held 375,000 unvested shares of common stock and the market price of those shares, less consideration paid by Mr. Kish for such shares, was $5,648,625 as of such date. All of these shares vest ratably over a five-year period ending in May 2005.

(10)	As of December 31, 2000, Dr. Stuelpnagel held 296,357 unvested shares of common stock and the market price of those shares, less consideration paid by Dr. Stuelpnagel for such shares, was $4,718,460, as of such date. Our repurchase rights with respect to Dr. Stuelpnagel’s shares expire as follows: an aggregate of 221,357 of these shares vest ratably over two three-year periods ending in August and October 2003 and 75,000 of these shares vest ratably over a 12-month period, beginning in March 2007, unless vested earlier upon the achievement of certain business development milestones.

Employment Contracts, Termination of Employment and Change in Control Arrangements

      We have not entered into employment agreements with any of our named executive officers.

      We have entered into restricted stock purchase agreements with several of our executive officers, including each of our named executive officers, providing that upon the closing of an acquisition of Illumina for cash or publicly traded securities, the lapsing of our repurchase right accelerates as to 50% of each officer’s shares of common stock then subject to our repurchase right and, with respect to the remaining 50%, on the first anniversary of the closing date of the acquisition. If the acquirer terminates the officer’s employment without cause within one year of the closing date, our repurchase right lapses with respect to all shares.

      The compensation committee of the board of directors, as plan administrator of our stock plans, has the authority to provide for accelerated vesting of any outstanding options or waiver of forfeiture restrictions of unvested stock held by our executive officers, for any reason, including upon a change of control.

Compensation Committee Interlocks and Insider Participation

      Our executive compensation program has been administered by the compensation committee of our board of directors. As of December 31, 2000, the compensation committee consisted of Mr. Nelsen and Dr. Rastetter. Neither of these individuals was an employee or an officer of ours.

      None of our current executive officers has ever served as a member of a board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our board of directors or compensation committee during the last fiscal year

      The following reports of the compensation committee and the audit committee, the audit committee charter attached as Appendix A, and the performance graph should not be considered to be part of this proxy statement. Any current or future cross-references to this proxy statement in filings with the SEC under either the Securities Act or the Securities Exchange Act will not include the report or graph reproduced below or the charter attached as Appendix A.

Board Compensation Committee Report on Executive Compensation

      The compensation committee’s responsibility is to administer and review the base salaries, annual incentive compensation and long-term incentives of our executive officers, including our chief executive officer, and to establish the general compensation policies for such individuals. The compensation committee also has the authority to make discretionary option grants to our executive officers under our 2000 stock plan.

      Compensation Philosophy. Illumina’s philosophy is to maintain an executive compensation program that allows it to attract, retain and reward executive officers who contribute to our long-term success and to link that compensation to both individual performance and the value created for our stockholders. We have adopted a challenging strategy and an aggressive set of underlying goals and our success will in large part be determined by the quality of personnel we are able to recruit. A competitive compensation program will be a crucial part of recruiting the people required to help us achieve these goals.

      Our compensation program consist of three elements; base salary, incentive bonuses and long-term equity incentives. In general, our goal is to provide a total compensation package that is competitive with the biotechnology and life science instrumentation companies with which we compete for talent.

      Base Salary. The salaries for executive officers for 2000 were generally determined on an individual basis by the board of directors. Determination of appropriate base salary levels are made based on level of responsibility, prior experience and breadth of knowledge as well as competitive pay practices in our industry. Initial salary levels are set at the market average when compared to leading companies in our industry, adjusted for size. Subsequent changes to base salary are based on individual performance measured against pre-established objectives and competitive factors at the time.

      Incentive Bonus. During 2000, Illumina did not have an annual bonus plan in place for its executives other than its chief executive officer. Beginning in 2001, we intend to put in place a bonus program for executives. The intent of the bonus program is to motivate and reward executives for performance as measured against well defined performance goals. The goals are based on both individual milestones that vary with the individual’s position as well as Illumina’s financial performance. The compensation committee reviews the bonuses paid to the chief executive officer and will review the bonuses that may be granted to executives in the future.

      Long-Term Equity Incentives. Stock options and stock ownership are a key element in our total compensation program as it links the interests of the executive with the long-term interests of the stockholders and emphasizes the creation of stockholder value. Prior to our initial public offering, executives were provided the opportunity to purchase restricted stock at the date of hire and at other times after that date. Subsequent to our initial public offering, we have granted stock options to executives under the 2000 stock plan at both the time of hire and as subsequent awards. Grants are awarded based on a number of factors, including Illumina’s achievement of specific milestones, the individual’s level of responsibility, the amount and term of stock or options already held by the individual, the individual’s contributions to the achievement of Illumina’s financial and strategic objectives, and industry practices and norms. The size of option grants to executives is determined by the compensation committee. Options are granted at 100% of the fair market value on the date of grant. Option grants to executives generally vest over five years.

      CEO Compensation. The compensation of Jay T. Flatley, our chief executive officer, reflects Illumina’s general compensation philosophy. Mr. Flatley was hired in October 1999 and his salary in 2000 was the initial annual salary set at his time of hire. In setting that salary, the board considered several factors, including his significant prior experience as chief executive officer of Molecular Dynamics, a leading manufacturer of DNA sequencers and micorarrays, as well as the level of leadership and management required to complete development of our technology and commercialize our initial products. Mr. Flatley was awarded a bonus for achieving a number of performance based objectives in 2000 including the continued development milestones achieved with our BeadArray technology and our successful initial public offering in July 2000. In determining the amount of restricted stock provided to Mr. Flatley at his time of hire, the board considered his prior experience, our commercialization goals and competitive practices in the industry.

      Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to specified executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance based compensation paid to our executive officers for the 2000 fiscal year did not exceed the $1 million limit per officer. The compensation committee does not anticipate that the non-performance based compensation to be paid to our executive officers for fiscal year 2001 will exceed that limit. Our 1998 incentive stock plan and our 2000 stock plan have been structured so that any compensation deemed paid in connection with the exercise of option grants made under those plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. The compensation committee’s present intention is to grant future compensation that does not exceed the limitations of Section 162(m), although the compensation committee reserves the right to award compensation that does not comply with these limits on a case-by-case basis

      It is the opinion of the compensation committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align our performance and the interests of our stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

COMPENSATION COMMITTEE

Robert T. Nelsen
William H. Rastetter, Ph.D.

Audit Committee Report

      The audit committee oversees our financial reporting process on behalf of our board of directors. Management has primary responsibility for the financial reporting process including the systems of internal controls. Our independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

      In this context, the audit committee hereby reports as follows:

•	The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2000 with management.

•	The audit committee has discussed with the independent accountants the matters required to be discussed by Statement of Accounting Standards 61 (communications with audit committees).

•	The audit committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (independence discussions with audit committees) and has discussed with the independent accountants the independent accountants’ independence.

      Based on the review and discussion referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the SEC.

      The undersigned members of the audit committee have submitted this report to the board of directors:

AUDIT COMMITTEE

Charles M. Hartman
Robert T. Nelsen
William H. Rastetter, Ph.D.

Stock Performance Graph

      The graph depicted below shows a comparison of our cumulative total stockholder returns for our common stock, the NASDAQ Stock Market Index, and the NASDAQ Pharmaceutical Index, from the date of our initial public offering on July 27, 2000 through December 31, 2000. The graph assumes that $100 was invested on July 27, 2000, in our common stock and in each index, and that all dividends were reinvested. No cash dividends have been declared on our common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

COMPARISON OF FIVE MONTH CUMULATIVE TOTAL RETURN AMONG

ILLUMINA, INC.,
THE NASDAQ COMPOSITE INDEX AND
THE NASDAQ PHARMACEUTICAL INDEX

		NASDAQ	NASDAQ
	Illumina, Inc.	Composite Index	Pharmaceutical Index

July 27, 2000	100.00	100.00	100.00
August 2000	279.69	109.49	113.79
September 2000	283.59	95.26	112.28
October 2000	203.13	87.40	101.41
November 2000	114.46	67.38	89.56
December 2000	100.39	63.84	93.20

CERTAIN TRANSACTIONS

Stock Purchased During Fiscal Year 2000

      The following table sets forth the shares of our common stock purchased by our executive during fiscal 2000 prior to the completion of our initial public offering, where the aggregate purchase price was at least $60,000. These shares are subject to repurchase rights in our favor that lapse over specified periods. Such repurchase rights usually lapse in five years. The repurchase right entitles us to repurchase unvested shares at their original purchase price on termination of a purchaser’s services with us. Upon the closing of an acquisition of Illumina for cash or publicly traded securities, the lapsing of our repurchase right accelerates as to 50% of each officer’s shares of common stock then subject to our repurchase right and, with respect to the remaining 50%, on the first anniversary of the closing date of the acquisition. If the acquirer terminates the officer without cause within one year of the closing date, our repurchase right lapses with respect to all shares.

	Date of		Purchase Price	Aggregate
	Purchases	Shares(#)	Per Share	Consideration($)

David L. Barker, Ph.D.	March 2000	250,000	$0.40	100,000

Noemi C. Espinosa	March 2000	215,000	$1.00	215,000

Timothy M. Kish	March 2000	375,000	$1.00	375,000

      All of our former preferred stockholders have registration rights with respect to their shares of common stock. Under these registration rights, holders of at least a majority of the then outstanding registrable securities may require on two occasions that we register their shares for public resale. We are obligated to register, on two separate occasions, these shares if the holders of a majority of the eligible shares request registration and only if the shares to be registered have an anticipated public offering price of at least $5,000,000. In addition, holders of registrable securities may require that we register their shares for public resale on Form S-3 or similar short-form registration, if we are eligible to use Form S-3 or similar short-form registration, and the value of the securities to be registered is at least $1,000,000. If we elect to register any of our shares of common stock for any public offering, the holders of registrable securities are entitled to include shares of common stock in the registration. However we may reduce the number of shares proposed to be registered in view of market conditions. We will pay all expenses in connection with any registration, other than underwriting discounts and commissions.

Other Transactions

      We entered into a license agreement with Tufts University in 1998 in connection with the license of patents filed by Dr. David Walt, one of our directors. Dr. Walt is the Robinson Professor of Chemistry at Tufts. Under that agreement, we will pay royalties to Tufts upon the commercial sale of products based on the licensed technology. It is our understanding that Tufts University will pay a portion of the royalties received from us to Dr. Walt. We have also provided Tufts University with $100,000 in funding for research relating to the development of our BeadArray technology. In addition, we and Tufts University are co-investigators under a research grant for DNA sequencing sponsored by the Department of Energy. All future transactions between us and our officers, directors, principal stockholders and affiliates will be approved by a majority of the independent and disinterested members of our board of directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

      The bylaws provide that we will indemnify our directors and executive officers and may indemnify other officers, employees and other agents to the fullest extent permitted by the Delaware General Corporation Law. We are also empowered under our bylaws to enter into indemnification contracts with our directors and officers and to purchase insurance on behalf of any person whom we are required or permitted to indemnify. Pursuant to this provision, we have entered into indemnity agreements with each of our directors and officers.

      In addition, our certificate of incorporation provides that to the fullest extent permitted by Delaware law, our directors will not be liable for monetary damages for breach of their fiduciary duty of care to Illumina and its stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of nonmonetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director’s duty of loyalty to Illumina, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of Illumina or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to Illumina or its stockholders when the director was aware or should have been aware of a risk of serious injury to Illumina or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to Illumina or its stockholders, for improper transactions between the director and Illumina and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Compliance with Section 16(a) of the Securities Exchange Act

      The members of our board of directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act which require them to file reports with respect to their ownership of our common stock and their transactions in such common stock. Based upon the copies of Section 16(a) reports which we received from such persons, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by these individuals, with the following exceptions: one late report covering the initial statement of beneficial ownership not timely reported by Venrock Associates; one late report covering one transaction by each of Mark Chee, Neomi Espinosa, Charles Hartman, Robert Kain, Timothy Kish and Venrock Associates.

Stockholder Proposals for our 2002 Annual Meeting

      Stockholder proposals that are intended to be presented at our 2002 annual meeting must be received no later than December 26, 2001, in order that they may be included in the proxy statement and form of proxy relating to that meeting, and must meet all other requirements as specified in our bylaws. In addition, the proxy solicited by the board of directors for the 2002 annual meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal not later than March 11, 2002.

Annual Report

      A copy of our annual report for the 2000 fiscal year has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

Form 10-K

      We filed an annual report on Form 10-K with the SEC on March 29, 2001. Stockholders may obtain a copy of this report without charge. Requests should be directed to the Chief Financial Officer of Illumina, at our principal executive offices located at 9390 Towne Centre Drive, Suite 200, San Diego, California 92121, telephone number (858) 587-4290.

THE BOARD OF DIRECTORS OF ILLUMINA, INC.

Dated: April 24, 2001

Appendix A

AUDIT COMMITTEE

OF
ILLUMINA, INC.

AUDIT COMMITTEE CHARTER

Organization

      This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the Board of Directors. The committee shall be appointed by the Board of Directors and shall comprise at least three Directors, each of whom are independent of management and the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate and at least one member shall have accounting or related financial management expertise, which may include a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

Statement of Policy

      The audit committee shall provide assistance to the Board of Directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company’s financial statements, the legal compliance and ethics programs as established by management and the Board and the company’s financial and business risk management activities. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts, for this purpose.

Responsibilities and Processes

      The primary responsibility of the audit committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of their activities to the Board. Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.

      The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

•	The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the audit committee, as representatives of the Company’s shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, recommend the replacement of the independent auditors. The committee shall obtain annually from the independent auditors a formal written statement describing all relationships between the auditors and the Company, consistent with Independence Standards Board Standard Number 1. The Committee shall actively engage in a dialogue with the independent auditors with respect to any relationships that may impact the objectivity and independence of the auditors and shall take, or recommend that the Board take, appropriate actions to oversee and satisfy itself as to the auditors’ independence.

•	The committee shall discuss with independent auditors the overall scope and plans for their audit including the adequacy of staffing and compensation. Also, the committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s system to monitor and manage business risk, and legal and ethical compliance programs. The committee shall review any suggestions for improving internal control provided by the independent accountants and monitor the Company’s progress in implementing those suggestions. Further, the committee shall meet separately with the independent auditors, with and without management present, to discuss the results of their examinations.

•	The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

•	The committee shall review the audited financial statements to be included in the Company’s Form 10-K and discuss them with management and the independent auditors. These discussions shall include the matters required to be discussed under Statement of Auditing Standards No. 61 and consideration of the quality of the Company’s accounting principles as applied in its financial reporting, including a review of particularly sensitive accounting estimates, reserves and accruals, judgmental areas, audit adjustments (whether or not recorded), and other such inquiries as the Committee or the independent auditors shall deem appropriate. Based on such review, the Committee shall make its recommendation to the Board as to the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K.

•	The committee shall also periodically review other areas when appropriate such as the company’s compliance program and insider trading policies, risk management practices, major investment decisions, other significant financial transactions, and new accounting or disclosure rules affecting the Company.

Meetings

      The audit committee will meet at least two times each year. The committee may establish its own schedule, which it will provide to the Board or Directors in advance. One member of the Committee shall be appointed as chair. The chair shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, preparing agendas, and making regular reports to the Board. The chair will also maintain regular liaison with the CEO, CFO, and the lead independent audit partner. The committee chairman will summarize the results and recommendations from each committee meeting and report them to the Board of Directors.

2

ZILU1B	DETACH HERE

PROXY

ILLUMINA, INC.

9390 TOWNE CENTRE DRIVE, SUITE 200
SAN DIEGO, CA 92121

SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS

      The undersigned hereby appoints Jay T. Flatley, Timothy M. Kish, or either of them, with the power to appoint their substitutes, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Illumina, Inc. (the “Company”) held of record by the undersigned on March 30, 2001 at the Annual Meeting of Stockholders to be held on May 24, 2001 and any adjournments thereof.

      THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

      PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

ZILU1B	DETACH HERE

[X]	Please mark votes as in this example.

1.	Election of Directors.
Nominees: (01) R. Scott Greer, (02) David R. Walt, Ph.D.

		FOR ALL NOMINEES	[ ]		[ ]	WITHHELD FROM ALL NOMINEES

[ ]
For all nominees except as noted above

					FOR	AGAINST	ABSTAIN
2.	Ratify the appointment of Ernst & Young LLP as independent auditors.				[ ]	[ ]	[ ]

In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.

		MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT		[ ]

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature:						Date:

Signature:						Date: